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   NET2000 COMMUNICATIONS ANNOUNCES DELISTING FROM THE NASDAQ NATIONAL MARKET


HERNDON, VA., December 6, 2001 - Competitive broadband telecommunications services provider Net2000 Communications, Inc. (NASDAQ:NTKKQ) today announced that the company received a Nasdaq Staff Determination on December 5, 2001, indicating that the company has failed to comply with the requirements for continued listing on The Nasdaq National Market. NASDAQ has determined to delist the company's securities from the Nasdaq National Market at the opening of business on December 13, 2001. Nasdaq's determination follows Net2000's voluntary filing for Chapter 11 bankruptcy protection on November 16, 2001.

The trading of Net2000's stock was halted by Nasdaq on November 16, 2001, at the last trading price of $0.20.

About Net2000 Communications, Inc:

Founded in 1993, Net2000 is an innovative provider of broadband voice and data telecommunications services. Net2000 provides businesses with quality local, long distance, data, interactive video and Internet services delivered over a single broadband connection and conveniently billed on a single invoice. The company now operates sales offices in Baltimore, MD, Norfolk, VA, Richmond, VA and Washington, DC and network facilities in nine markets.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Net2000 cautions investors that any forward-looking statements or projections made by the company, including those that may be made in this press release, are based on management's expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Specifically, Net2000 may not be able to secure adequate financing to fund operations, may experience increased uncollectible amounts as a result of its bankruptcy filing, may experience resignations from key employees, or may alter the markets in which it plans to continue to offer services.

Net2000's future results may be impacted by factors such as technological changes, continuing business relationships with its network vendors, general economic conditions, regulatory and legislative changes, and competitive market pressures.

Net2000's future results also may be impacted by other risk factors listed in its Annual Report on Form 10-K for the period ended December 31, 2000, in its Quarterly Reports on Form 10-Q, and in other periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, Net2000 undertakes no obligation or intention to update these statements after the date of this release.


Contact :  Gerry A. Simone, for Net2000, 703-654-2900